KPMG


We consent to the incorporation by reference in this registration statement (No. unknown) on Form S-8 of Southern Energy, Inc. (dba Mirant Corporation) of our report dated September 8, 1998, with respect to the balance sheet of Berliner Kraft-und Licht (Bewag)-Akliengesellsehaft, Berlin, as of June 30, 1998 and the related statements of profit and loss and cash flows for the year ended June 30, 1998, which report appears in Southern Energy, Inc.'s Registration Statement on Form S-1 (Reg. No. 333-35390) dated September 27, 2000.


/s/ KPMG Deutsche Treubaud-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft
Berlin, Germany
February 27, 2001